                                                                       EXHIBIT 3


---------------------------------------------------------------------------------------------------
NORTH AMERICAN PALLADIUM LTD.
CONSOLIDATED BALANCE SHEETS
(Canadian funds in thousands of dollars)
---------------------------------------------------------------------------------------------------

                                                                June 30             December 31
                                                                  2005                  2004
---------------------------------------------------------------------------------------------------
                                                              (unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                $        63,250      $         65,755
Concentrate awaiting settlement, net - Note 2                     38,574                68,259
Inventories                                                        8,865                 8,954
Crushed and broken ore stockpiles - Note 3                        10,067                 9,256
Accounts receivable and other assets                                 935                 1,615
---------------------------------------------------------------------------------------------------
                                                                 121,691               153,839

Mining interests, net                                            145,577               136,009
Mine restoration deposit - Note 4                                  6,573                 5,973
Crushed and broken ore stockpiles - Note 3                         1,089                 1,379
Deferred financing costs                                             676                   697
---------------------------------------------------------------------------------------------------
                                                         $       275,606      $        297,897
===================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities                 $        18,114      $         20,231
Taxes payable                                                        (24)                  521
Current portion of obligations under capital leases                2,198                 1,481
Current portion of long-term debt - Note 5                         6,903                 6,815
Kaiser-Francis credit facility - Note 5                           14,095                    --
---------------------------------------------------------------------------------------------------
                                                                  41,286                29,048

Mine restoration obligation                                        7,743                 7,592
Obligations under capital leases                                   6,738                 3,182
Long-term debt - Note 5                                           21,708                24,851
Kaiser-Francis credit facility - Note 5                               --                13,842
Future mining tax liability                                        1,281                 1,549
---------------------------------------------------------------------------------------------------
                                                                  78,756                80,064
SHAREHOLDERS' EQUITY
Capital stock - Note 7                                           324,540               322,904
Contributed surplus                                                  918                   573
Deficit                                                         (128,608)             (105,644)
---------------------------------------------------------------------------------------------------
Total shareholders' equity                                       196,850               217,833
---------------------------------------------------------------------------------------------------
                                                         $       275,606      $        297,897
===================================================================================================


14                                                                    North American Palladium Ltd.


----------------------------------------------------------------------------------------------------------------------------------
NORTH AMERICAN PALLADIUM LTD.
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) AND DEFICIT
(Canadian funds in thousands of dollars, except share and per share amounts)
(unaudited)
----------------------------------------------------------------------------------------------------------------------------------

                                                                    Three Months Ended                   Six Months Ended
                                                                          June 30                             June 30
----------------------------------------------------------------------------------------------------------------------------------
                                                                  2005               2004             2005              2004
----------------------------------------------------------------------------------------------------------------------------------
REVENUE FROM METAL SALES - Note 8                          $       23,544             51,712           49,750           104,868
----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Production costs, excluding amortization and
   asset retirement costs                                          26,176             27,489           49,409            52,487
Smelter treatment, refining and freight costs                       4,324              7,321            8,997            12,652
Amortization                                                        4,799              8,885            9,528            18,731
Administrative                                                      1,792              1,072            3,387             2,289
Exploration expense                                                 1,662                518            2,505               947
Asset retirement costs                                                122                223              246               466
Loss on disposal of capital assets                                     --                491               --               623
----------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                           38,875             45,999           74,072            88,195
==================================================================================================================================

INCOME (LOSS) FROM MINING OPERATIONS                              (15,331)             5,713          (24,322)           16,673
----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSES)
Interest on long-term debt                                           (611)              (411)          (1,246)             (898)
Foreign exchange gain (loss)                                          (82)              (264)            (146)           (1,046)
Interest income                                                       439                 66              928               103
Derivative income                                                      --               (257)              --               213
Write-off of deferred financing costs                                  --               (788)              --              (788)
----------------------------------------------------------------------------------------------------------------------------------
Total other income (expenses)                                        (254)            (1,654)            (464)           (2,416)
==================================================================================================================================

INCOME (LOSS) BEFORE INCOME TAXES                                 (15,585)             4,059          (24,786)           14,257
Income tax expense (recovery) - Note 6                               (357)             1,225           (1,822)            5,302
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) FOR THE PERIOD                                  (15,228)             2,834          (22,964)            8,955

Deficit, beginning of period                                     (113,380)            (7,413)        (105,644)          (13,534)
----------------------------------------------------------------------------------------------------------------------------------
Deficit, end of period                                     $     (128,608)            (4,579)        (128,608)           (4,579)
==================================================================================================================================

Net income (loss) per share
         Basic                                             $        (0.29)    $         0.06            (0.44)             0.18
----------------------------------------------------------------------------------------------------------------------------------
         Diluted                                           $        (0.29)    $         0.06            (0.44)             0.17
----------------------------------------------------------------------------------------------------------------------------------

Weighted average number of shares outstanding
         Basic                                                 51,997,215         51,254,953       51,870,012        51,114,948
----------------------------------------------------------------------------------------------------------------------------------
         Diluted                                               51,997,215         51,496,798       51,870,012        51,311,421
==================================================================================================================================


Second Quarter Report, 2005                                                                                                     15


--------------------------------------------------------------------------------------------------------------------------
NORTH AMERICAN PALLADIUM LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Canadian funds in thousands of dollars)
(unaudited)
--------------------------------------------------------------------------------------------------------------------------

                                                                 Three Months Ended                Six Months Ended
                                                                       June 30                          June 30
--------------------------------------------------------------------------------------------------------------------------
                                                                2005             2004            2005            2004
--------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN)
OPERATIONS
Net income (loss) for the period                        $      (15,228)   $      2,834     $    (22,964)   $      8,955
Operating items not involving cash
    Future income tax expense (recovery)                          (522)            464           (2,207)          3,261
    Amortization                                                 4,799           8,885            9,528          18,731
    Unrealized foreign exchange loss (gain)                        462            (217)             653             549
    Asset retirement costs                                         122             223              246             466
    Stock based compensation                                       167              44              345              90
    Loss on disposal of capital assets                              --             491               --             623
    Write-off of deferred financing costs                           --             788               --             788
    Derivative income                                               --             257               --            (213)
--------------------------------------------------------------------------------------------------------------------------
                                                               (10,200)         13,769          (14,399)         33,250

Changes in non-cash working capital - Note 9                    12,398           6,381           27,271            (822)
--------------------------------------------------------------------------------------------------------------------------
                                                                 2,198          20,150           12,872          32,428
==========================================================================================================================
FINANCING ACTIVITIES
Repayment of long-term debt                                     (1,731)         (5,775)          (3,455)        (15,001)
Issuance of common shares                                        2,908           2,374            3,575           4,677
Mine restoration deposit                                          (300)           (300)            (600)           (600)
Repayment of obligations under capital leases                     (649)           (673)          (1,106)           (876)
--------------------------------------------------------------------------------------------------------------------------
                                                                   228          (4,374)          (1,586)        (11,800)
==========================================================================================================================
INVESTING ACTIVITIES
Additions to mining interests                                   (7,722)         (5,144)         (13,791)         (8,894)
Restricted cash equivalents                                         --             704               --             697
Proceeds on disposal of capital assets                              --             421               --             451
--------------------------------------------------------------------------------------------------------------------------
                                                                (7,722)         (4,019)         (13,791)         (7,746)
==========================================================================================================================

Increase (decrease) in cash and cash
      equivalents                                               (5,296)         11,757           (2,505)         12,882

Cash and cash equivalents, beginning of period                  68,546          13,075           65,755          11,950
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                $       63,250    $     24,832     $     63,250    $     24,832
==========================================================================================================================


16                                                                                           North American Palladium Ltd.

--------------------------------------------------------------------------------
NORTH AMERICAN PALLADIUM LTD.
NOTES TO THE JUNE 30, 2005 CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars except per share and per ounce amounts) (Unaudited)
--------------------------------------------------------------------------------

1.      BASIS OF PRESENTATION

        These unaudited consolidated financial statements have been prepared using disclosure standards appropriate for interim financial statements and do not contain all the explanatory notes, descriptions of accounting policies or other disclosures required by Canadian generally accepted accounting principles for annual financial statements. Such notes, descriptions of accounting policies and other disclosures are included in the Company's audited annual consolidated financial statements included in the Company's annual report to shareholders for the year ended December 31, 2004. Accordingly, these consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements for 2004.

2.      CONCENTRATE AWAITING SETTLEMENT

        The gross value of concentrate awaiting settlement represents the value of platinum group metals and base metals from production shipped to and received by the third-party smelters between December 2004 and June 2005, which are in-process at the balance sheet date. At June 30, 2005, concentrate awaiting settlement included 83,755 ounces of palladium (December 31, 2004 - 114,186). Concentrate awaiting settlement was entirely from two domestic customers at June 30, 2005 and December 31, 2004. Revaluations of the net realizable value of concentrate awaiting settlement are included in revenue at each reporting period and are adjusted for the effects of hedging instruments, sales contracts and foreign exchange.

3.      CRUSHED AND BROKEN ORE STOCKPILES

        Crushed and broken ore stockpiles are valued at the lower of average production cost and estimated net realizable value. The amount of stockpiled ore that is not expected to be processed within one year is shown as a long-term asset.

4.      MINE RESTORATION DEPOSIT

        As part of the expansion project, the Company established a revised mine closure plan for the eventual clean-up and restoration of the mine site with the Ontario Ministry of Northern Development and Mines (the "Ministry"), which requires a total amount of $7,802 to be accumulated in a Trust Fund controlled by the Ministry. At June 30, 2005, the Company had $6,573 on deposit with the Ministry and has agreed to make monthly deposits of $100.


Second Quarter Report, 2005                                                   17

5.      LONG-TERM DEBT

        The Company's long-term debt, is comprised of a senior credit facility with a leading equipment finance company and the Kaiser-Francis credit facility. At June 30, 2005, the outstanding long-term debt, including current and long-term portions was $42,706 compared to $45,508 at December 31, 2004. The interest rate under both facilities is LIBOR plus 250 basis points, or 5.64% at June 30, 2005. The senior credit facility is repayable in equal quarterly installments over a five-year period with a final maturity of November 24, 2009 and the Kaiser-Francis facility matures on June 30, 2006.

6.      INCOME TAXES

        The provision for income and mining taxes differs from the amount that would have resulted by applying the combined Canadian Federal and Ontario statutory income tax rates of approximately 38.3%.

                                                                                        Six Months Ended
                                                                                            June 30
                                                                                     2005              2004
                                                                               ----------------------------------
Income tax provision using statutory income tax rates                          $    (9,493)         $  5,489
Increase (decrease) in taxes resulting from:
    Losses not tax benefited                                                         7,093                --
    Resource allowance                                                                 934            (1,459)
    Non-taxable portion of capital gains (losses)                                       (3)             (899)
    Federal large corporations tax                                                     183               430
    Ontario mining taxes                                                              (575)            1,468
    Other                                                                               39               273
                                                                               ----------------------------------
Income tax expense (recovery)                                                  $    (1,822)         $  5,302
                                                                               ----------------------------------

7.      CAPITAL STOCK

                                                                  JUNE 30, 2005                    June 30, 2004
                                                             Shares          Amount            Shares          Amount
                                                         -----------------------------------------------------------------
Common shares issued, beginning of period                    51,709,075      $  322,904         50,895,338    $  313,489
Common shares issued:
  Pursuant to stock options exercised                            81,427             536            394,223         4,215
  To group registered retirement savings
plan participants                                                56,274             536             39,037           462
  Private Placement                                             213,000           2,503                 --            --
  Tax effect of flow-through shares                                  --          (1,939)                --            --
                                                         -----------------------------------------------------------------
Common shares issued, end of period                          52,059,776      $  324,540         51,328,598    $  318,166
                                                         -----------------------------------------------------------------

18                                                 North American Palladium Ltd.

        At June 30, 2005, the Company had 701,437 stock options outstanding at a weighted-average exercise price of $10.25, expiring at various dates from July 27, 2005 to November 1, 2012. No stock options were granted in the first six months of 2005. The Company recognized a stock based compensation expense of $167 for the three months ended June 30, 2005 and $345 for the six months ended June 30, 2005 (three months ended June 30, 2004 - $44; six months ended June 30, 2004 - $90).

        The Company finances a portion of its exploration activities through the issue of flow through shares. Under the terms of these share issues, the tax attributes of the related expenditures are renounced to subscribers. At the time the Company renounces the tax attributes of the expenditures to the subscribers, share capital is reduced and future tax liabilities are increased by the estimated income tax benefits renounced.

8.      REVENUE FROM METAL SALES

                                                                      Three Months Ended                Six Months Ended
                                                                           June 30                          June 30
                                                             --------------------------------- --------------------------------
                                                                   2005             2004             2005             2004
                                                             --------------- ----------------- --------------- ----------------
       Palladium (a)                                         $       9,432   $        31,423   $      21,302   $       63,146
       Adjustments for mark-to-market                                  359               786             685            3,098
       Nickel                                                        4,637             7,029           9,523           13,258
       Platinum                                                      4,775             6,227           9,601           11,761
       Gold                                                          1,873             2,398           3,691            5,704
       Copper                                                        2,162             3,104           4,148            6,016
       Other metals                                                    306               745             800            1,885
                                                             --------------- ----------------- --------------- ----------------
                                                             $      23,544   $        51,712   $      49,750   $      104,868
                                                             --------------- ----------------- --------------- ----------------

        (a) The Company had a Palladium Sales Contract with a major automobile manufacturer, which provided for a floor price of US$325 per ounce on 100% of palladium production delivered by June 30, 2005. During the six months ended June 30, 2004, revenue was recognized at the floor price of US$325 per ounce for all of the palladium. During the six months ended June 30, 2005, revenue on 6,403 ounces of palladium production was recognized at the floor price of US$325 per ounce while revenue for the balance of palladium production, which will be available for physical delivery after June 30, 2005, was recognized at the June 30, 2005 quoted market price of US$183 per ounce.


Second Quarter Report, 2005                                                   19

9.      CHANGES IN NON-CASH WORKING CAPITAL

                                                                     Three Months Ended                 Six Months Ended
                                                                          June 30                           June 30
                                                            -------------------------------------------------------------------
                                                                   2005             2004             2005            2004
                                                            -------------------------------------------------------------------
       Cash provided by (used in):
         Concentrate awaiting settlement                    $       12,339  $         3,478   $       29,685  $       (2,512)
         Inventories and stockpiles                                    290            1,366             (432)          1,283
         Accounts receivable and other assets                          304             (452)             680            (168)
         Accounts payable and accrued liabilities                     (106)           2,094           (2,117)           (520)
         Taxes payable                                                (429)            (105)            (545)          1,095
                                                            -------------------------------------------------------------------
                                                            $       12,398  $         6,381   $       27,271  $         (822)
                                                            -------------------------------------------------------------------

        During the six months ended June 30, 2005, mining interests were acquired at an aggregate cost of $19,170 (six months ended June 30, 2004
        - $10,692) of which $5,379 (six months ended June 30, 2004 - $1,798)
        were acquired by means of capital lease.

10.     COMMITMENTS

        The Company enters into forward contracts from time to time to hedge the effects of changes in the prices of metals it produces and foreign exchange on the Company's revenues. Gains and losses realized on derivative financial instruments used to mitigate metal price risk are recognized in revenue from metal sales when the hedge transaction occurs.

        (A)     PLATINUM FORWARD CONTRACTS

        At June 30, 2005, the Company had forward sales contracts for 13,039 ounces of platinum at an average price of US$860 per ounce maturing at various dates through June 2006. The fair value of these forward sales contracts was below their carrying value by $346 as at June 30, 2005.

        (B)     NICKEL SWAP CONTRACTS

        At June 30, 2005, the Company had swap contracts for 2,380,000 lbs. of nickel at an average fixed price of US$6.68 per lb. maturing at various dates through June 2006. The fair value of these swap contracts was above their carrying value by $857 at June 30, 2005.

        (C)     COPPER SWAP CONTRACTS

        At June 30, 2005, the Company had swap contracts for 1,322,000 lbs. of copper at an average fixed price of US$1.26 per lb. maturing at various dates through March 2006. The fair value of these swap contracts was below their carrying value by $195 as at June 30, 2005.


20                                                 North American Palladium Ltd.

        (D)     GOLD FORWARD CONTRACTS

        At June 30, 2005, the Company had forward sales contracts for 9,000 ounces of gold at an average price of US$439 per ounce maturing at various dates through June 2006. The fair value of these forward sales contracts was below their carrying value by $34 as at June 30, 2005.

11.     COMPARATIVE PERIOD FIGURES

        Certain prior period amounts have been reclassified to conform to the classification adopted in the current period.




Forward-Looking Statements - Certain statements included in this news release are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "estimate", "expect", "believe", "intend", "budget", "plan", "scheduled" and other similar expressions are intended to identify forward-looking statements. In particular statements relating to the estimated future metal prices, cash flows, expenses, capital costs, ore production, mine life, financing, construction and commissioning are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to factors, many of which are beyond our control, that may cause actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include among others metal price volatility, changes in the US/CDN dollar exchange rate, economic and political events affecting metal supply and demand, fluctuations in ore grade, ore tonnes milled, geological, technical, mining or processing problems, recoverability of metals, future profitability and production, availability of financing on acceptable terms and unexpected problems during the development, construction and start-up phases of the underground mine. For a more comprehensive review of risk factors, please refer to the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.


Second Quarter Report, 2005                                                   21